Exhibit 10.4

EXECUTION VERSION

U.S.$650,000,000

CREDIT AGREEMENT

Dated as of May 3, 2009

Between

GREENLADY CORP.

as Borrower

and

THE DIRECTV GROUP, INC.

as Lender

Table of Contents

Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	1
SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Computation of Time Periods	6
ARTICLE II	AMOUNTS AND TERMS OF THE ADVANCES	7
SECTION 2.01.	The Advances	7
SECTION 2.02.	Making the Advances	7
SECTION 2.03.	Repayment	7
SECTION 2.04.	Interest	7
SECTION 2.05.	[Reserved.]	8
SECTION 2.06.	Optional Prepayments	8
SECTION 2.07.	Illegality	8
SECTION 2.08.	Payments and Computations	8
SECTION 2.09.	Taxes	9
SECTION 2.10.	Use of Proceeds	9
SECTION 2.11.	Evidence of Debt	10
ARTICLE III	CONDITIONS TO EFFECTIVENESS AND LENDING	10
SECTION 3.01.	Conditions Precedent to Effectiveness of Section 2.01	10
SECTION 3.02.	Conditions Precedent to Each Borrowing	11
ARTICLE IV	REPRESENTATIONS AND WARRANTIES	12
SECTION 4.01.	Representations and Warranties of the Borrower	12
ARTICLE V	COVENANTS OF THE BORROWER	13
SECTION 5.01.	Affirmative Covenants	13
SECTION 5.02.	Negative Covenants	14
ARTICLE VI	EVENTS OF DEFAULT	15
SECTION 6.01.	Events of Default	15
ARTICLE VII	MISCELLANEOUS	16
SECTION 7.01.	Amendment, Etc	16
SECTION 7.02.	Notices, Etc	16
SECTION 7.03.	No Waiver; Remedies	16
SECTION 7.04.	Costs and Expenses	16

SECTION 7.05.	Right of Set-off	17
SECTION 7.06.	Binding Effect	17
SECTION 7.07.	Assignments and Participations	17
SECTION 7.08.	Severability	18
SECTION 7.09.	Electronic Execution of Assignments	18
SECTION 7.10.	Governing Law	18
SECTION 7.11.	Execution in Counterparts	18
SECTION 7.12.	Jurisdiction; Waiver of Immunities	18
SECTION 7.13.	Waiver of Jury Trial	19

Exhibits

Exhibit A - Form of Promissory Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Assignment and Acceptance

Exhibit D - Form of Legal Opinion

Exhibit E - Form of Pledge Agreement

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CREDIT AGREEMENT

This Credit Agreement, dated as of May 3, 2009 (this “Agreement”), is entered into by and between Greenlady Corp., a Delaware corporation (the “Borrower”), and The DIRECTV Group, Inc., a Delaware corporation (“DTV”), as Lender (as hereinafter defined).

PRELIMINARY STATEMENTS:

A.        The Borrower is a wholly owned subsidiary of Liberty Entertainment, Inc. (“LEI”), and LEI has been formed for the purpose of receiving and holding certain of the assets and liabilities attributed to Liberty Media Corporation’s (“LMC”) Liberty Entertainment group.

B.	LEI is a wholly-owned subsidiary of LMC.

C.        In accordance with the Reorganization Agreement (as hereinafter defined) to which LEI and LMC are parties and the Restated Certificate of Incorporation of LMC, LMC will effect the redemption of 90% of the issued and outstanding shares of LMC’s Liberty Entertainment common stock for all of the issued and outstanding shares of common stock of LEI, subject to the conditions set forth in the Reorganization Agreement, with the effect that LEI and its subsidiaries (including the Borrower) will be split-off (the “Split-Off”) from LMC and cease to be wholly owned subsidiaries of LMC.

D.        Greenlady II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Borrower (“Greenlady II”), is party to that certain Collar Transaction (as defined below).

E.        To provide Greenlady II with a source of financing to meet its obligations under the Collar Transaction and the BOA Credit Agreement (as defined below) after the Spit-Off, and to provide the Borrower with a source of financing to refinance certain advances under the LMC Credit Agreement, the Borrower has requested that DTV establish this credit facility pursuant to which the Borrower may obtain loans in the aggregate principal amount at any time outstanding not to exceed U.S. $650,000,000.

In consideration of the foregoing recitals, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound legally, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 50% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise. For purposes of this Agreement, DIRECTV shall be deemed to not be an Affiliate of the Borrower.

“Applicable Margin” means 5.0% per annum.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an assignee of the Lender in substantially the form of Exhibit C hereto.

“Bank of America” means Bank of America, N.A.

“BOA Credit Agreement” means that certain Credit Agreement, dated as of April 9, 2008, between Greenlady II and Bank of America.

“Borrowing” means a borrowing consisting of an Advance made by the Lender pursuant to Section 2.01.

‘‘Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to the Advances, on which dealings are carried on in the London, England interbank market.

“Collar Agreement” has the meaning specified in the definition of “Collar Transaction.”

“Collar Transaction” means (i) the six distinct Components (a) initially specified in (and defined under) the Transaction Acknowledgement and (b) thereafter as evidenced by a Master Confirmation and six Supplemental Confirmations, each dated April 9, 2008, between Greenlady II and Bank of America, each subject to an agreement in the form of an ISDA Master Agreement entered into between Greenlady II and Bank of America for the purposes of replacing and superseding the Transaction Acknowledgement (such documentation, including any Credit Support Annex subject to such ISDA Master Agreement, the “Collar Agreement”) and (ii) the Parent Guarantee entered into in connection therewith.

“Collateral” has the meaning assigned to such term in the Pledge Agreement.

“Commitment” means U.S.$650,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person, evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all

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obligations of such Person in respect of Hedge Agreements, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such equity interests, (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“DIRECTV” means DTV and its Subsidiaries.

“DTV Stock” means the common stock, par value $0.01 per share, of The DIRECTV Group, Inc.

“DTV Stock Equivalent Amount” means, as of any date of determination, the number of shares of DTV Stock (rounded to nearest whole number) equal to (i) the aggregate principal amount of the Advances then outstanding, plus the accrued and unpaid interest thereon, divided by (ii) the Average Price. “Average Price” shall mean the arithmetic mean of the NASDAQ Official Closing Price as indicated on Bloomberg Page “DTV.UQ <Equity> HP <GO>” (or any successor or replacement page) or, if such price is not available, the closing price as reported in The Wall Street Journal, of DTV Stock on each Wednesday (or, if such day is not a Trading Day, on the first Trading Day immediately following such day) during the six month period ending immediately prior to such date of determination.

“Effective Date” has the meaning specified in Section 3.01.

“Eurodollar Rate” means, for any Interest Period for any Advance, the interest rate per annum equal to the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page or substitute service providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market as designated by the Lender from time to time) as the London interbank offered rate for deposits in U.S. Dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a maturity comparable to such Interest Period; provided, however, if more than one rate is specified on such page, the applicable rate shall be the arithmetic mean of all such rates; provided further that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period applicable to any Advance, the rate per annum at which deposits of U.S. $5,000,000 are offered by the principal office of Bank of America, N.A. in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a maturity comparable to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

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“Existing Debt” has the meaning specified in Section 5.02(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Interest Period” means, for each Advance, the period commencing on the date of such Advance (or January 1, 2010, as applicable) and ending on the last day of the one month period thereafter and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the one month period thereafter; provided, however, that:

(i)        whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(ii)       whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“ISDA” means the International Swaps and Derivatives Association, Inc.

“ISDA Master Agreement” means the printed form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border), including any Credit Support Annex subject thereto, as published by ISDA.

“Lender” means DTVor any Person that shall become a party hereto pursuant to Section 7.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“LMC Credit Agreement” means that Revolving Credit Agreement, dated as of May 3, 2009 between Greenlady Corp. and Liberty Media Corporation.

“Loan Documents” means this Agreement, the Note, the Pledge Agreement and each certificate, agreement or document executed by the Borrower and delivered to the Lender in connection with or pursuant to any of the foregoing.

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“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations or performance of the Borrower and its Subsidiaries (including for this purpose DIRECTV) taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or performance of the Borrower and its Subsidiaries (including for this purpose DIRECTV) taken as a whole, (b) the rights and remedies of the Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 3, 2009, by and among LMC, LEI, DTV, DIRECTV, DTVG One, Inc. and DTVG Two, Inc.

“NASDAQ” means The NASDAQ Global Select Market, and any successor thereto.

“Note” means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Advances made by the Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Obligations” means the Advances and all other amounts, obligations, covenants and duties owing by the Borrower to the Lender or any Indemnified Party, of every type and description (whether by reason of an extension of credit, loan, advance, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement or any other Loan Document.

“Parent Guarantee” means the Guaranty of Liberty Media LLC in favor of Bank of America related to the Collar Transaction and dated as of April 2, 2008.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.0l(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Permitted Payments” has the meaning specified in Section 2.10.

“Permitted Refinancing” has the meaning specified in Section 2.10.

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“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any Governmental Authority.

“Pledge Agreement” means the Pledge Agreement to be entered into between the Lender and the Borrower, in substantially the form attached hereto as Exhibit E.

“Reorganization Agreement” means the Reorganization Agreement to be entered into by LEI and LMC in substantially the form attached as Exhibit B to the Merger Agreement.

“Split-Off Effective Time” means the Effective Time at which the Redemption occurs on the Redemption Date (as those terms are defined in the Reorganization Agreement).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any oilier class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. For purposes of this Agreement, DIRECTV and Greenlady II, LLC shall be deemed to not be Subsidiaries of the Borrower except to the extent expressly set forth herein.

“Termination Date” means the earliest of (i) the date of termination of the Commitment pursuant to Section 6.01, (ii) the date of termination of the Merger Agreement pursuant to Section 9.1 thereof and (iii) the Closing Date (as defined in the Merger Agreement).

“Trading Day” means any day on which NASDAQ is scheduled to be open for trading for regular trading sessions and is open for trading during regular trading sessions, notwithstanding NASDAQ closing prior to its scheduled closing time.

“Transaction Acknowledgement” means the Cashless Collar, Transaction Acknowledgement, dated as of April 2, 2008, among Liberty Media LLC, Greenlady II and Bank of America and regarding the collared share option transaction on certain shares of DTV Stock between Bank of America and Greenlady II.

“United States” or “U.S.” means the United States of America.

“Unused Commitment” means, at any time, the Lender’s Commitment at such time minus the aggregate principal amount of all Advances outstanding at such time.

“U.S. Dollars”, “U.S. $” and “$” means the lawful currency of the United States.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and

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including” and the words “to” and “until” each mean “to but excluding”. References in this Agreement to any agreement or contract shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms to the extent such amendment, restatement, supplement or other modification is not prohibited hereunder. In this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and the word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in this Agreement shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (c) all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (d) any reference to any law or regulation in this Agreement shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. The Lender agrees, on the terms and conditions hereinafter set forth, to make advances (each an “Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed the Lender’s Unused Commitment at such time; provided, however, that the aggregate principal amount of all Advances by the Lender shall not exceed the Commitment. Amounts borrowed under this Section 2.01 and prepaid pursuant to Section 2.06 may not be reborrowed under this Section 2.01.

SECTION 2.02. Making the Advances. Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, by the Borrower to the Lender. Each notice of Borrowing (a “Notice of Borrowing”) shall be in writing (which may be by telecopier or electronic communication), in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of the Borrowing (which shall be a Business Day) and (ii) the amount of such Borrowing. Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make the funds available to the Borrower at its address referred to in Section 7.02.

SECTION 2.03. Repayment. The Borrower shall repay to the Lender on the Termination Date (other than a Termination Date occurring under clause (iii) of the definition thereof) the aggregate principal amount of the Advances then outstanding.

SECTION 2.04. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to the Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal to (i) from the Effective Date until December 31, 2009, 3.5%, payable in arrears on December 31, 2009 and on the date such Advance shall be paid in full and (ii) on and after January 1, 2010, at all times during each Interest Period, the sum of (x) the Eurodollar Rate for such Interest Period plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and on the date such Advance shall be paid in full.

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(b)       Default Interest. Upon the occurrence and during the continuance of a Default under Section 6.01(a) or (b) or an Event of Default, the Lender may require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to the Lender, payable in arrears on the dates referred to in clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, in each case at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Lender.

SECTION 2.05. [Reserved.]

SECTION 2.06. Optional Prepayments. The Borrower may, without payment of any premium or penalty and upon at least three Business Days’ notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid. Any prepayment pursuant to this Section 2.06 shall result in a permanent reduction in the Commitment in the amount of such prepayment.

SECTION 2.07. Illegality. Notwithstanding any other provision of this Agreement, if the Lender determines that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Lender to perform its obligations hereunder to make the Advances or to fund or maintain the Advances to be made by it hereunder, the Lender shall forthwith give notice thereof to the Borrower, whereupon (a) until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make Advances shall be suspended and (b) if the Lender shall so request in such notice, the Borrower shall immediately prepay in full the then aggregate outstanding principal amount of the Advances, together with accrued interest thereon.

SECTION 2.08. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Note, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Lender by wire transfer of same day funds to an account specified by the Lender; provided, however, that on any Termination Date occurring under clause (i) or (ii) of the definition thereof, the Borrower may, at its option, pay the aggregate principal amount of the Advances then outstanding, and accrued and unpaid interest thereon, in DTV Stock by delivering to the Lender certificates representing shares of DTV Stock in an amount equal to the DTV Stock Equivalent Amount calculated as of such Termination Date, together with any necessary endorsements or other transfer documents reasonably requested by the Lender.

(b)       All computations of interest shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (with respect to interest payable pursuant to Section 2.04(a)(i), including the first day and the last day, and with respect to interest payable pursuant to Section 2.04(a)(ii),including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)        Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of the Advances to be

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made in the next following calendar month, such payment shall be made on the next preceding Business Day.

SECTION 2.09. Taxes. (a) Any and all payments by the Borrower hereunder or under the Note or any other documents to be delivered hereunder shall be made free and clear of and without deduction for any and all present or future taxes (including value-added taxes and withholding taxes), levies, imposts, deductions, charges or withholdings, and, all liabilities with respect thereto, excluding, in the case of the Lender, (i) taxes imposed on its overall net income (including branch profits taxes), and franchise taxes or similar taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of the Lender’s principal executive offices or any political subdivision thereof or is otherwise treated as doing business in such jurisdiction, (ii) in the case of a Lender, any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto, (iii) any U.S. backup withholding taxes and (iv) any other taxes imposed as a result of the Lender’s gross negligence or willful misconduct (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder under any Note or any other documents to be delivered hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)       In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Note or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Note or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c)        The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes or Other Taxes (including taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.09) imposed on or paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 10 days from the date the Lender makes written demand therefor.

(d)       Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Lender, at its address referred to in Section 7.02, a copy of a receipt evidencing such payment, to the extent such a receipt is issued therefore, or other written proof of payment thereof that is reasonably satisfactory to the Lender.

(e)        Lender, at any of the following times, shall (i) on or prior to the date of the first Advance, (ii) on or prior to the date on which any such form or certification expires or become obsolete, (iii) after the occurrence of any event requiring the change in the most recent form or certification previously delivered by it pursuant to this Section 2.09(e), and (iv) from time to time if requested by the Borrower, provide the Borrower with two completed originals of United States Internal Revenue Service Form W-9 or any successor forms and any other applicable document prescribed by the United States Internal Revenue Service.

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SECTION 2.10. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for (a) contribution to Greenlady II to enable Greenlady II to pay scheduled maturities and Gradual Repayment Amounts (as defined in the BOA Credit Agreement) under the BOA Credit Agreement and the Collar Transaction in accordance with their respective terms, together with amounts that become due thereunder by virtue of the exercise by Bank of America of its partial unwind right in the Collar Agreement following the occurrence of an “Insider Acquisition Event” or other “Adjustment Event” (as such terms are defined in the Collar Agreement) caused by actions of DIRECTV (collectively, “Permitted Payments”) and (b) refinancing the outstanding BofA Advances (as defined in the LMC Credit Agreement), if any, under the LMC Credit Agreement (the “Permitted Refinancing”).

SECTION 2.11. Evidence of Debt. The Lender shall keep a record evidencing the indebtedness of the Borrower to the Lender resulting from each Advance owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The Borrower agrees that upon request by the Lender, the Borrower shall promptly execute and deliver to the Lender a Note in substantially the form of Exhibit A hereto, payable to the order of the Lender in a principal amount equal to the Commitment.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)        The Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and the Lender and (ii) the Pledge Agreement, executed and delivered by a duly authorized officer of the Borrower and the Lender.

(b)       The Lender shall have received true and correct copies, certified as to authenticity by the Borrower, of (i) the BOA Credit Agreement, (ii) the Collar Agreement, (iii) the Transaction Acknowledgement, (iii) the Parent Guarantee and (iv) the LMC Credit Agreement.

(c)        The Lender shall have received an executed legal opinion from outside counsel to the Borrower, in substantially the form attached hereto as Exhibit D.

(d)       The Lender shall have received the certificates representing the shares of Initial Pledged Stock (as defined in the Pledge Agreement) pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the Borrower, and such pledge shall create a security interest in sufficient Collateral to result in a Maximum Loan Value (as defined in Regulation U of the Federal Reserve Board) with respect to the Pledged Stock equal to at least $650,000,000.

(e)        Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Pledge Agreement or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral shall have been filed, registered or recorded or shall have been delivered to the Lender in proper form for filing, registration or recordation.

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(f)        There shall have occurred no Material Adverse Change since the date of this Agreement.

(g)       There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries (including Greenlady II) pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(h)       All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby (if any) shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(i)	The Split-Off Effective Time shall have occurred.

(j)        On the Effective Date, the following statements shall be true and the Lender shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)        The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)	No event has occurred and is continuing that constitutes a Default.

(k)       The Lender shall have received a certificate of the Secretary of the Borrower certifying (i) the names and true signatures of each officer of the Borrower that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower, (ii) the certificate of incorporation of the Borrower, certified as of a recent date by the Secretary of State of the state of incorporation of the Borrower, together with a certificate of such official attesting to the good standing of the Borrower, (iii) the by-laws of the Borrower as in effect on the date of such certification, and (iv) the resolutions of the Borrower’s Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents.

(l)        The Lender shall have received the Note to the order of the Lender, if requested by the Lender.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of the Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of each Borrowing:

(a)        the following statements shall be true (and each of the giving of the Notice of Borrowing and the acceptance by the Borrower of the proceeds of the Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i)        the representations and warranties contained in Section 4.01 are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

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(ii)       no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

(iii)      all of the proceeds of such Borrowing shall be used solely in accordance with Section 2.10;

(iv)      with respect to any Borrowing the proceeds of which will be used to make a Permitted Payment, a Permitted Payment in the amount of such Borrowing is due within 1 Business Day of the date of such Borrowing;

(v)       the Borrower has not made any representation or warranty herein or in connection with this Agreement that shall prove to have been incorrect in any material respect when made; and

(vi)      the Borrower has not failed to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed, other than any failure that shall have been remedied;

(b)       the Lender shall have received a duly executed “Statement of Purpose for an Extension of Credit Secured by Margin Stock by a Person Subject to Registration Under Regulation U” on Federal Reserve Form G-3 and a “Statement of Purpose for an Extension of Credit Secured by Margin Stock” on Federal Reserve Form U-1 with respect to such Borrowing, each completed in form and substance satisfactory to Lender; and

(c)	the Termination Date shall not have occurred.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)        The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority (including all governmental licenses, permits and other approvals) to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)       The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or contractual restriction binding on or affecting the Borrower.

(c)        No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the other Loan Documents.

(d)       This Agreement has been, and each of the other Loan Documents when delivered will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the other

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Loan Documents when delivered will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e)        There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(f)        The Pledge Agreement is effective to create in favor of the Lender a legal, valid and enforceable security interest in the Collateral. In the case of the Pledged Stock described in the Pledge Agreement, when any stock certificates representing such Pledged Stock are delivered to the Lender, and in the case of the other Collateral described in the Pledge Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule II to the Pledge Agreement, the Pledge Agreement shall constitute a fully perfected lien on, and security interest in, all right, title and interest of the Borrower in such Collateral, as security for the Secured Obligations (as defined in the Pledge Agreement), in each case prior and superior in right to any other Person.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any other Obligation remains outstanding or the Lender shall have any Commitment hereunder, the Borrower will:

(a)        Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders.

(b)       Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (i) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect or (ii) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c)        Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d)       Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory), permits, approvals, licenses, privileges and franchises; provided, however, that the Borrower shall not be required to preserve any right or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower, and that the loss thereof is not disadvantageous in any material respect to the Borrower or the Lender.

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(e)        Visitation Rights. At any reasonable time and from time to time, permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(f)        Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g)       Maintenance of Properties Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h)	Reporting Requirements. Furnish to the Lender:

(i)        as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(ii)       promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(e); and

(iii)      such other information respecting the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, any other Obligation remains outstanding or the Lender shall have any Commitment hereunder, the Borrower will not, and will not permit any of its Subsidiaries (including Greenlady II with respect to Section 5.02(c) only) to:

(a)        Liens, Etc. Create or suffer to exist any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, other than:

(i)	Liens created under the Pledge Agreement;
(ii)	Permitted Liens;
(iii)	Liens existing on the Effective Date; and

(iv)      the replacement, extension or renewal of any Lien permitted by clause (ii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b)	Debt. Create, incur, assume or suffer to exist any Debt, except:
(i)	Debt under this Agreement;

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(ii)       Debt existing on the Effective Date (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing; and

(iii)	Debt under the LMC Credit Agreement.

(c)        Modifications of Certain Documents. (i) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the BOA Credit Agreement, the Collar Agreement or the LMC Credit Agreement without the prior written consent of the Lender (which consent shall not be unreasonably withheld or delayed), except Greenlady II may replace the Parent Guarantee with a substantially similar guarantee provided by LEI, or (ii) amend its certificate of incorporation, by-laws or equivalent organizational documents in any manner determined by the Lender to be adverse to the Lender.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)        the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance or to make any other payment under this Agreement or the other Loan Documents, in each case under this clause (ii) within three Business Days after the same shall become due and payable; or

(b)       the Borrower or any of its Subsidiaries (including Greenlady II) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries (including Greenlady II) seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries (including Greenlady II) shall take any corporate action to authorize any of the actions set forth above in this subsection (b); or

(c)        any provision of this Agreement or the other Loan Documents shall cease to be valid and binding on or enforceable against the Borrower; or the Borrower shall so assert or state in writing; or

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(d)       the Pledge Agreement shall for any reason fail or cease to create a valid and enforceable lien on any Collateral purported to be covered thereby or such lien shall fail or cease to be a perfected and first priority lien, or the Borrower shall so state in writing;

then, and in any such event, the Lender (i) may declare its Commitment and its obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and under the Note to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however. that in the case of an Event of Default under clause (b) above, (A) the Commitment and the obligation of the Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Amendment, Etc. No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific propose for which given.

SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing, or by any telecommunications device capable of creating a written record (including electronic mail) and addressed, if to the Borrower, at 12300 Liberty Boulevard, Englewood, Colorado, 80112 Attention: Treasury Group (c/o Neal Dermer, facsimile: (720) 875-5442, email address: ndermer@libertymedia.com), with a copy to Attention: Legal (c/o Craig Troyer, facsimile: (720) 875-5382, email address: craig@libertymedia.com); if to the initial Lender, at 2230 East Imperial Highway, El Segundo, CA 90245, Attention: Patrick T. Doyle, Chief Financial Officer (facsimile: (310) 964-0882, email address: patrick.doyle@directv.com); if to any other Lender, at the address specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to the Borrower or the Lender, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, and (iii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery); provided, however, that notices and communications to the Lender pursuant to Article II or III shall not be effective until received by the Lender.

SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all costs and expenses of the Lender, if any (including counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the

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other Loan Documents, including fees and expenses of counsel for the Lender in connection with the enforcement of rights under this Section 7.04(a).

(b)       The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and their officers, directors, administrators, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Lender, any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances.

(c)        Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 7.04 shall survive the payment in full of principal, interest and all other Obligations.

SECTION 7.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any other Loan Document held by the Lender, whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that the Lender and its Affiliates may have.

SECTION 7.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

SECTION 7.07. Assignments and Participations. (a) The Lender may assign to one Person all (but no less than all) of its rights and obligations under this Agreement (including all of its Commitment, the Advances owing to it and the Note held by it); provided, however, that such assignee is an Affiliate of DTV and the parties to such assignment execute and deliver an Assignment and Acceptance, together with any Note(s) subject to such assignment; provided, further, that if such assignee

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is a wholly-owned subsidiary of DTV, DTV shall remain liable for the performance by such assignee of its obligations as a Lender hereunder; provided, further, that if such assignee is not a wholly-owned subsidiary of DTV, such assignee shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Upon such execution and delivery, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and have the rights and obligations of the Lender hereunder and (y) the Lender assignor thereunder shall relinquish its rights (other than its rights under Section 7.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement and such Lender shall cease to be a party hereto.

(b)       Within five Business Days after its receipt of notice of an assignment hereunder and any Note(s) subject to such assignment, the Borrower, at its own expense, shall execute and deliver to the Lender assignee in exchange for each surrendered Note(s) a new Note to the order of such assignee in an amount equal to the outstanding amount of the Note(s) assumed by it pursuant to such Assignment and Acceptance. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note(s), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(c)        The Lender may, in connection with any assignment or proposed assignment pursuant to this Section 7.07, disclose to the assignee or proposed assignee any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower.

SECTION 7.08. Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.09. Electronic Execution of Assignments. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 7.10. Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other form of electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.12. Jurisdiction; Waiver of Immunities. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in the Borough of Manhattan, New York City, and any appellate court from any thereof, in any action or proceeding arising

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out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)       Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)        To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.

(d)       Nothing in this Section 7.12 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the. Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

SECTION 7.13. Waiver of Jury Trial. Each of the Borrower and the Lender hereby irrevocably waives all right to trial by jury in any action proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the other Loan Documents or the actions of the Lender in the negotiation, administration, performance or enforcement thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower
GREENLADY CORP.
By:	/s/ Charles Y. Tanabe
	Name:	Charles Y. Tanabe
	Title:	Executive Vice President

Lender
THE DIRECTV GROUP, INC.
By:	/s/ Larry D. Hunter
	Name:	Larry D. Hunter
	Title:	Executive Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]